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                                                                     Exhibit 4.5


We hereby agree to furnish to the SEC, upon request, a copy of the instruments which define the rights of holders of our long-term debt. None of such instruments not included as exhibits in this Form S-3 represents long-term debt in excess of 10% of our consolidated total assets.